Exhibit 5.1

September 10, 2008

Combined Opinion and Consent
China Armco Metals, Inc.
One Waters Park Drive, Suite 98
San Mateo, CA 94403

Gentlemen:

You have requested our opinion, as counsel for China Armco Metals, Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), being filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of 2,728,914 shares of common stock issuable in connection with the exercise of warrants, all such shares sold by enumerated selling shareholders.

We have examined such records and documents and made such examinations of laws as we have deemed relevant in connection with this opinion. It is our opinion that, of the shares of common stock to be offered pursuant to the Registration Statement and sold by the selling shareholders: 2,728,914 shares underlying the warrants will be duly authorized and legally issued, fully paid and non-assessable when the warrants are exercised and the underlying shares are issued.

No opinion is expressed herein as to any laws other than the State of Nevada of the United States.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Anslow & Jaclin, LLP
ANSLOW & JACLIN, LLP

195 Route 9 South, Suite 204, Manalapan, New Jersey 07726  Tel 732-409-1212 Fax 577-1188 anslowlaw.com